SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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UST INC.

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100 West Putnam Avenue

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 23, 2001

To the Stockholders of UST:

      The 2001 Annual Meeting of Stockholders of UST Inc. (the “Company”) will be held at Cole Auditorium of the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 1st day of May 2001, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

(1)	to elect two directors for terms of three years each;

(2)	to act upon a proposal to approve the 2001 Stock Option Plan;

(3)	to ratify and approve the selection of independent auditors of the accounts of the Company for the year 2001;

(4)	to consider and act upon a stockholder proposal, if presented by the proponent;

and

(5)	to consider and act upon such other business as may properly come before the meeting.

      Stockholders of record at the close of business on March 1, 2001 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is March 23, 2001.

      You are urged to vote your proxy promptly whether or not you plan to attend the meeting in person. Please sign and date the enclosed Proxy and return it promptly in the enclosed postage paid envelope or you may also vote your shares either via telephone or the Internet. Please read the instructions printed on the top portion of your Proxy card. The Company’s transfer agent, which is tabulating votes cast for the meeting, will count the last vote received from a stockholder, whether by telephone, proxy or ballot or electronically through the Internet. Please note all votes cast via telephone or the Internet must be cast prior to 5:00 p.m., Eastern Daylight Saving Time, on Monday, April 30, 2001.

DEBRA A. BAKER,
Senior Vice President and Secretary

100 West Putnam Avenue

Greenwich, Connecticut 06830

PROXY STATEMENT

Solicitation of Proxy

      The enclosed proxy is solicited by the Board of Directors (the “Board”) of UST Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held May 1, 2001, including any adjournment thereof (the “Annual Meeting”). Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to either sign, date and return the enclosed proxy or vote your shares via telephone or the Internet. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

      Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date. The Company’s transfer agent, which is tabulating votes cast for the Annual Meeting, will count the last vote received from a stockholder, whether by telephone, proxy or ballot or electronically through the Internet.

Attendance and Procedures at Annual Meeting

      Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock (“Common Stock”) entitled to vote at the meeting having evidence of ownership, a duly appointed proxy holder with the right to vote of an absent stockholder (one proxy holder per absent stockholder), and invited guests of the Company. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. If you wish to attend the Annual Meeting but your shares are held in the name of a broker, bank or other nominee, you should bring with you a proxy or letter from the broker, bank or nominee as evidence of your beneficial ownership of the shares. Management requires all signs, banners, placards, cameras and recording equipment to be left outside the meeting room.

Action to be Taken at Meeting

      1.  Two directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

      2.  A resolution will be offered to act upon a proposal to approve the 2001 Stock Option Plan.

      3.  A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 2001.

      4.  The Company has been advised that a resolution will be offered by a stockholder.

      Your authorized proxies will vote FOR the election of the individuals herein nominated for directors, the resolution regarding the 2001 Stock Option Plan and the resolution regarding the auditors, and AGAINST the stockholder resolution, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly.

Proposal No. 1

  Election of Directors

      The Certificate of Incorporation provides for the election of one-third (as near as possible) of the Board annually.

      The Board, upon recommendation of the Nominating and Compensation Committee, nominated the two directors standing for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in the year 2004. Mr. James W. Chapin, a director of the Company since 1994, will retire from the Board at the expiration of his current term of office and, accordingly, is not standing for re-election at the Annual Meeting. The Board currently consists of nine members and, with the retirement of Mr. Chapin, shall be reduced to eight at the Annual Meeting.

      Directors are elected by a plurality of the votes cast. “Plurality” means that the nominees who receive the largest number of votes cast “For” are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “For” a particular nominee as a result of a direction to withhold or a broker nonvote will not affect the outcome of the vote.

      Set forth in the following Table I is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Common Stock beneficially owned by such person as of January 31, 2001.

TABLE I

Name of Nominee*
or Director	Business History

John P. Clancey Age 55 Shares beneficially owned: Outstanding shares — 2,677 Shares subject to options — 14,500 Present term expires 2002 Director since 1997	Mr. Clancey has served as Chairman of Maersk Sealand since December 11, 1999. He served as President and Chief Executive Officer of Sea-Land Service, Inc., from July, 1991 to December 10, 1999. Mr. Clancey also serves as a director of Foster Wheeler Corp. and is a member of the International Advisory Council of PSA Corp. Ltd., Singapore.
Edward H. DeHority, Jr. Age 70 Shares beneficially owned: Outstanding shares — 4,893 Shares subject to options — 19,000 Present term expires 2003 Director since 1990	Mr. DeHority is a retired certified public accountant and attorney. He was employed by Ernst & Young LLP from 1958 to 1988. He served as the firm’s National Partner in charge of Client Relations from 1972 to 1978 and the managing partner of the Stamford, Connecticut office from 1978 to 1987.

Name of Nominee*
or Director	Business History

Elaine J. Eisenman, Ph.D. Age 52 Shares beneficially owned: Outstanding shares — 2,134 Shares subject to options — 16,000 Present term expires 2003 Director since 1996	Dr. Eisenman has served as Executive Vice President and Chief Administrative Officer of Enhance Financial Services Group, Inc. since December 8, 1999. She served as Executive Vice President — Human Resources and Administration from January 12, 1998 to December 7, 1999. From January 1997 to January 11, 1998, she was a Principal of Global Leadership Associates, a firm specializing in executive succession and leadership development.
*Edward T. Fogarty Age 64 Shares beneficially owned: Outstanding shares — 4,921 Shares subject to options — 13,000 Nominated for term to expire 2004 Present term expires 2001 Director since 1997	Mr. Fogarty served as Chairman of the Board, Chief Executive Officer and President of Tambrands Inc. from October 1996 to July 1997 and as President and Chief Executive Officer of Tambrands Inc. from May 1994 to October, 1996. He served as President — USA/ Canada/ Puerto Rico for Colgate-Palmolive Company from 1989 to 1994. Mr. Fogarty also serves as a director of Avon Products, Inc. and Goodyear Tire & Rubber Company.
Vincent A. Gierer, Jr. Age 53 Shares beneficially owned: Outstanding shares — 579,439 Shares subject to options — 821,400 Present term expires 2002 Director since 1986	Mr. Gierer has served as Chairman of the Board and Chief Executive Officer since December 1, 1993 and has served as President since September 27, 1990. Mr. Gierer has been employed by the Company since 1978.

Name of Nominee*
or Director	Business History

P.X. Kelley Age 72 Shares beneficially owned: Outstanding shares — 4,927 Shares subject to options — 19,000 Present term expires 2002 Director since 1992	General Kelley has served as a Partner with J.F. Lehman & Company, a private investment firm since March 1, 1998. He served as Vice Chairman of Cassidy & Associates, a government relations firm, from January 1989 to February 1998. He served as Commandant of the Marine Corps and member of the Joint Chiefs of Staff from July 1983 to June 1987. General Kelley also serves as a director of London Life Reinsurance Company, Park Place Entertainment Corporation, Saul Centers Inc., Sturm, Ruger & Company, Inc. and Wackenhut Corporation.
Peter J. Neff Age 62 Shares beneficially owned: Outstanding shares — 3,701 Shares subject to options — 14,500 Present term expires 2003 Director since 1997	Mr. Neff has served as an international business management consultant since January 1998. Prior to that he served as Chairman of the Board and Chief Executive Officer of Genovo, Inc., a gene therapy company, from January 1997 to December 1997. From 1991 to December 1996, he served as President and Chief Executive Officer of Rhône-Poulenc, Inc., the North American subsidiary of Rhône-Poulenc, S.A. Mr. Neff also serves as a director of Homestake Mining Company and Envirogen, Inc.
*Lowell P. Weicker, Jr. Age 69 Shares beneficially owned: Outstanding shares — 10,003 Shares subject to options — 17,500 Nominated for term to expire 2004 Present term expires 2001 Director since 1995	Mr. Weicker served as Governor of Connecticut from January 9, 1991 through January 3, 1995. He served as a U.S. Senator from 1970 to 1988. Mr. Weicker also serves as a director of Compuware, HPSC, Inc., Phoenix Home Life Mutual Funds and World Wrestling Federation Entertainment.

      Messrs. Fogarty and Weicker are now directors and will serve for the terms indicated. Your proxy, unless otherwise marked, will be voted for the aforesaid nominees for such terms. In the event that any nominee is not available for election at the time of the meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominee named above.

      As of January 31, 2001, all directors and executive officers as a group beneficially owned 1,093,173 shares and had exercisable options to acquire 2,357,700 shares, which together represented approximately 2% of the aggregate of the outstanding Common Stock including options held by all such persons. No executive officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Common Stock including options held by the respective person.

      The Board held nine meetings during 2000.

Compensation of Directors

      The monthly retainer for all nonemployee directors has been $5,000 since January 1, 1993 for their services as directors, including committee assignments. Nonemployee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board of Directors or committees. In addition, nonemployee directors receive a supplemental fee of $1,500 per day for the performance of any special assignment as requested from time to time by the Chief Executive Officer. Employee directors receive no additional compensation for their services as directors.

      The Company maintains the UST Nonemployee Directors’ Restricted Stock Award Plan (the “Restricted Stock Plan”). The Restricted Stock Plan provides for the automatic award to each nonemployee director of 50 shares of restricted stock for each meeting of the Board of Directors attended and 40 shares of restricted stock for each Board Committee meeting attended. The shares of restricted stock vest on the third anniversary date of the award. Dividends on restricted shares are paid to the nonemployee director and all shares may be voted; however, ownership may not be transferred until service on the Board terminates. Unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for re-election, but vesting will be accelerated in the event of change in control, death, disability or age-related forced retirement from service pursuant to the Board’s retirement policy.

      The Company also maintains the UST Nonemployee Directors’ Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan, which was approved by stockholders at the 1995 Annual Meeting, provides for an annual, automatic grant of an option to purchase 1,500 shares of Common Stock on the first business day following each annual meeting, beginning in 1995, to each member of the Board who is not then an employee of the Company. The Stock Option Plan, as amended effective June 30, 2000, also provides for the issuance of additional options, in the discretion of the Nominating and Compensation Committee. All Options will be granted with an exercise price per share equal to the fair market value per share of Common Stock on the date the option is granted and will first become exercisable six months after the date of grant. The option exercise period will expire ten years after the date of grant and will not be affected by a participant’s cessation of membership on the Board.

      The Company also maintains the UST Nonemployee Directors’ Retirement Plan (the “Directors’ Plan”), a nonqualified, nonfunded plan that applies to nonemployee members of the Board (who are not former employees), whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors’ Plan, an eligible director will receive one-twelfth of 75% of his highest annual compensation (excluding consulting fees) each month, beginning at age 65 (or such later date upon which occurs his termination of service) and continuing over a period equal to his period of service, provided, however such period will not exceed 120 months. In addition, the Directors’ Plan also provides for a lump sum payment to a deceased director’s spouse in the event of a director’s death either prior to or subsequent to a director’s retirement.

      In addition, the Company maintains the UST Directors’ Supplemental Medical Plan (the “Directors’ Medical Plan”), a self-insured medical reimbursement plan that applies to nonemployee members of the Board who are not former employees. The Directors’ Medical Plan provides for an additional $7,500 of annual coverage for each participant for reasonable, medically related expenses above the participant’s basic medical plan coverage. Coverage continues upon a participant’s retirement from the Board for a period equal to the participant’s period of service on the Board.

      The Company also makes available to its nonemployee directors up to $12,500 annually in tax and financial planning services. In addition, nonemployee directors are covered under the Company’s group life insurance, accidental death and dismemberment and business travel accident policies.

Committees of the Board

      The Company has an Audit Committee and a Nominating and Compensation Committee.

      The Audit Committee is currently comprised of the following five independent, nonemployee directors: Edward H. DeHority, Jr. — Chairman, James W. Chapin, Edward T. Fogarty, Peter J. Neff and Lowell P. Weicker, Jr. Mr. Chapin serves as Of Counsel and receives compensation from the Company as such. In that regard, the Board had determined that Mr. Chapin would exercise independent judgment and materially assist the function of the Audit Committee and that the compensation he receives in his capacity as Of Counsel would not interfere with his performance as a member thereof.

      The Audit Committee met four times during 2000. As specified in its charter, which is appended to this Proxy Statement as Appendix I, the Audit Committee reviews and acts upon and reports to the Board with respect to accounting, reporting, financial practices and controls of the Company. Its responsibilities include oversight of the Company’s financial reporting process and to review the adequacy of the Company’s systems of internal control. The Audit Committee annually reviews the qualifications and independence of the Company’s independent auditor, the scope and fees of their audit and also reviews their non-audit services and related fees. With respect to non-audit services provided by the independent auditor, the Audit Committee specifically considers whether such services are compatible with their independence. Upon completion of its review, the Audit Committee makes its recommendation to the Board for the selection of the independent auditor. The Audit Committee is also responsible for reviewing procedures employed by management to monitor compliance with the Company’s Code of Corporate Responsibility.

      The Nominating and Compensation Committee, which met eight times during 2000, is comprised of the following independent, nonemployee directors: John P. Clancey, Edward H. DeHority, Jr., Elaine J. Eisenman and Lowell P. Weicker, Jr. P.X. Kelley, who served as Chairman, resigned from the Committee effective February 21, 2001. His successor has not yet been appointed.

      The Committee’s responsibilities are to cover nominating matters, including the recommendation of nominees to the Board and the size and composition of the Board and its committees. In addition, its role is to (i) review and approve, as appropriate, (a) the broad compensation program of the Company with respect to its officers, including all executive officers, and (b) the various components of total compensation of the executive officers, and (ii) administer the Company’s stock option plans and consider and approve stock option grants thereunder.

      The Nominating and Compensation Committee considers recommendations from stockholders for Board candidates. Any recommendations should be submitted in writing to the Secretary at the Company’s office.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company’s 2000 Annual Report with management which included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and it considered the compatibility of nonaudit services with the auditor’s independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

February 15, 2001

Audit Committee

Edward H. DeHority, Jr., Chairman

James W. Chapin

Edward T. Fogarty

Peter J. Neff

Lowell P. Weicker, Jr.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

      The Nominating and Compensation Committee (the “Committee”) believes that the Company’s compensation programs, which provide appropriate incentives and rewards to its executive officers (“Executive Officers”) for outstanding performance, have been and will continue to be essential to the Company’s ability to attract, retain and motivate the most highly qualified executives. The Committee also believes that meaningful participation in the Company’s success is the most effective means of compensating its Executive Officers. Accordingly, it has been the Committee’s long-standing policy to link a major portion of total compensation to the Company’s performance.

      The Committee’s objective for the Company’s compensation programs is that total compensation for the Company’s officers should fall at approximately the 75th percentile of a Comparator Group, selected annually by an independent consultant, which is composed of a cross section of other high performance companies, but only if warranted by Company performance. Return on equity and earnings per share (“EPS”) growth are the two principal measures of Company performance established by the Committee. The Committee continues to believe that its objective is reflective of the need to attract and retain talented executives who can direct growth in the challenging and controversial environment in which the Company and the tobacco industry operate. The Committee’s only established target level is the aforementioned goal for total compensation.

Specific Components of Compensation Program

      Base Salary. Base salary for the Executive Officers is the component of the Company’s compensation program that is least related to Company performance and therefore is intended to be the smallest portion of total compensation. Base salaries of the Executive Officers as a group constituted 31% of their 2000 cash compensation and 27% of their total 2000 compensation. Base salaries of Executive Officers are generally reviewed every three years and are based upon fixed percentages of the Chief Executive Officer’s (“CEO”) salary depending on the level of officer.

      Incentive Compensation Plan (“ICP”). Annual bonuses are awarded under the ICP, which is directly linked to Company performance through earnings. The ICP formula, which was last approved by stockholders in 1980, provides each year for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP, so long as earnings exceed a threshold percentage of stockholders’ equity and cash dividends have been declared and paid in the year. Up to 50% of the ICP fund may be allocated by the ICP Committee among the Company’s officers, including all Executive Officers (“Fund A”).

      The 2000 ICP fund represented 4.98% of total earnings before income taxes and provision for incentive compensation and was distributed to approximately 1,900 employees, including all Executive Officers. In 2000, the Company’s net earnings were $441.9 million, a decrease of 5.8% from the prior year. Accordingly, the aggregate ICP fund for 2000 decreased 5.9% from the prior year. The 2000 ICP allocation to Fund A was 39% with 61% of the ICP fund being allocated to all other employees (“Fund B”).

      ICP awards to each of the Executive Officers must be approved by the Committee, which decides whether to accept or alter the ICP Committee’s recommendations. The ICP provides that the CEO will not be permitted to receive more than 15% of Fund A and no other Executive Officer will be permitted to receive more than 12% of Fund A. In addition, the sum of these percentages cannot exceed 100%. These percentages govern the maximum amounts that may be allocated to each

Executive Officer and are not subject to increase without stockholder approval. The Committee has, however, the authority to determine that an award to an Executive Officer will be less than the indicated maximum percentage for such Executive Officer.

      In its consideration of the specific awards to each Executive Officer, the Committee first took into account the reduced size of the fund and considered an award that would be commensurately less than that of the prior year. The Committee then noted in its review of each Executive Officer (other than the CEO — see discussion below on CEO’s compensation) the increased responsibilities that certain Executive Officers had assumed as a result of the retirements of three (3) former Executive Officers and, accordingly, determined to increase their 2000 ICP awards. As a result of the aforementioned retirements, 2000 aggregate ICP awards to the Executive Officers as a group decreased 11% from the prior year and 2000 aggregate cash compensation of the Executive Officers also decreased 11% from the prior year. No Executive Officer’s (other than the CEO’s) ICP award exceeded 6.4% of Fund A. The aggregate 2000 ICP awards made to the Executive Officers constituted 15% of the aggregate ICP fund and 37% of Fund A. In addition, the aggregate ICP awards made to the Executive Officers constituted approximately 70% of their aggregate cash compensation for 2000 and 61% of their aggregate total compensation for 2000 (including the long-term component discussed below).

      Stock Options. The long-term incentive component of executive compensation is equity-based and consists of the grant of stock options to the Executive Officers (as well as many other employees of the Company) under the Company’s stock option plan. Stock options are granted with an exercise price equal to the fair market value of shares of the Company’s stock on the date of grant, and the optionee will realize value from an award only if the market price of the Company’s stock appreciates. Long-term equity-based compensation serves the Committee’s overall compensation policy as follows: it is variable (not fixed); its value is performance-related, based upon the market price of the Company’s stock; and it is designed to provide an additional incentive to executives to take into account the Company’s long-term goals and plans. In addition to providing incentive compensation, stock options are a means to encourage equity ownership.

      Individual grants to the Named Executive Officers for 2000 are set forth in Table III (Option Grants in Last Fiscal Year) included in this Proxy Statement. The Committee’s practice in the grant of stock options is generally based upon a subjective evaluation of performance and not subject to a specific formula. In determining the size of option grants to Executive Officers, the Committee generally considers the following factors, without assigning any particular weight to any factor: (i) the position and performance of the executive, (ii) the grant date present value (using the modified Black-Scholes option pricing model) of the award compared with the value of awards to executives in the Comparator Group, (iii) attaining the Committee’s targeted goal for total compensation, and (iv) the importance of long-term compensation, as discussed above. In its consideration of the size of option grants, the Committee also takes into account the number of shares available under the Company’s stock option plan which remain to be granted. It does not consider the size, in the aggregate, of all previous option grants made to an Executive Officer.

      In 2000, Executive Officers received 15% of the total option shares granted and aggregate long-term incentive compensation to Executive Officers constituted 13% of 2000 total compensation.

      2000 aggregate total compensation for Executive Officers decreased 15% from the prior year. Each named Executive Officer’s total compensation generally falls below the 75th percentile of the Comparator Group.

      The Company, in 1996, established guidelines for officers’ stock ownership. Under these guidelines, officers are encouraged and expected to obtain and hold company stock (excluding stock obtained through the Employees’ Savings Plan) in an effort to align their interests with those of the Company’s stockholders as well as to demonstrate their long-term commitment to the future growth of the Company. The guidelines provide that the CEO is expected to own, at a minimum, that number of shares whose market value represents the sum of five (5) times his base salary and 30% of the difference between the aggregate exercise price and the aggregate market value of his exercisable stock options. For all other Executive Officers, this same formula is applied but is based upon three (3) times or two (2) times base salary, depending on position. Officer stock ownership may be monitored by the Committee and such ownership may be taken into account in the granting of stock option awards.

2000 Compensation of Chief Executive Officer

      The CEO’s performance is reviewed annually by the Committee and each component of his compensation (base salary, ICP and stock options) is determined by the Committee consistent with its compensation policy as previously discussed. The Committee’s evaluation of the CEO’s performance is based upon such quantitative factors as the Company’s financial performance (net earnings and EPS) as well as such qualitative factors as the implementation of the Company’s strategic business plan and the achievement of those business goals established to further the Company’s earnings growth and profitability and enhance shareholder returns. The Committee makes a subjective determination in considering these factors rather than assigning any factor a specific weight.

      As noted in Table II, Mr. Gierer’s base salary remained unchanged in 2000. His 2000 ICP award decreased approximately 6% from the prior year (and represented 12.9% of Fund A). Accordingly, his total cash compensation decreased 4%. In its consideration of Mr. Gierer’s ICP award, the Committee noted the reduced size of the ICP fund and awarded him an amount that is commensurately less than the amount awarded to him in the prior year. Although Mr. Gierer was granted options for the same number of shares as in 1999, his 2000 long-term incentive compensation decreased 53% as a result of a much lower grant date present value. Accordingly, his 2000 total compensation decreased 11% from the prior year. Mr. Gierer’s total compensation falls significantly below the 75th percentile of total compensation paid to chief executive officers in the Comparator Group.

Limit on the Deductibility of Certain Executive Compensation

      The current federal tax law imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and the Company’s four most highly compensated other executive officers. Specified compensation is excluded for this purpose, including performance-based compensation that satisfies the conditions of Section 162(m) of the Internal Revenue Code. Upon the recommendation of the Committee, the Board has proposed that stockholders approve the UST Inc. 2001 Stock Option Plan (See Proposal No. 2, page 20) so that stock option awards made thereunder may satisfy the conditions of Section 162(m) for performance-based compensation. The Company will continue to review its executive compensation plans and practices with respect to Section 162(m) and, when it deems appropriate, will take further action, as necessary, to ensure tax deductibility of all performance-based compensation paid to its executive officers.

February 15, 2001

NOMINATING AND COMPENSATION COMMITTEE
P.X. Kelley, Chairman
John P. Clancey
Edward H. DeHority, Jr.
Elaine J. Eisenman
Lowell P. Weicker, Jr.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

FOR THE YEAR ENDED DECEMBER 31, 2000

Among UST Inc., S&P Tobacco Index & S&P 500 Index

	1995	1996	1997	1998	1999	2000

UST Inc.	$100.00	$101.52	$122.28	$121.78	$93.12	$113.23

S&P Tobacco	100.00	105.50	130.76	158.70	77.03	152.23

S&P 500	100.00	122.96	163.98	210.84	255.22	231.98

*	Assumes $100 invested on 12/31/95 and held through 12/31/00. Total return assumes reinvestment of dividends.

COMPENSATION OF EXECUTIVE OFFICERS

      The tables and descriptive information which follow are intended to comply with the Securities and Exchange Commission regulations for executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company’s Chief Executive Officer (“CEO”) and its four other most highly compensated executive officers as of December 31, 2000 (collectively, the “Named Executive Officers”).

TABLE II

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation

					Awards

					Securities
Name and					Underlying	All Other
Principal Position	Year	Salary($)	Bonus($)		Options(#)	Compensation($)(1)

Vincent A. Gierer, Jr.	2000	750,000	1,885,000		80,000	10,200
Chairman of the Board,	1999	750,000	2,005,000		80,000	9,600
Chief Executive Officer and President	1998	773,654	1,928,000		90,000	9,600

Richard H. Verheij	2000	450,000	940,000		100,000	10,200
Executive Vice President	1999	450,000	1,000,000		60,000	9,600
and General Counsel	1998	311,539	1,086,000		70,000	9,600

Robert T. D’Alessandro	2000	300,000	780,000		80,000	10,800
Senior Vice President and	1999	300,000	670,000		40,000	9,600
Chief Financial Officer	1998	223,269	611,000		35,000	9,600

Richard A. Kohlberger	2000	260,000	610,000		40,000	11,400
Senior Vice President	1999	260,000	455,000		18,000	2,400
	1998	269,038	445,000		18,000	9,600

Murray S. Kessler	2000	372,692	976,000	(3)	100,000	-0-
President —
U.S. Smokeless Tobacco Company(2)

(1)	Amounts represent Company matching contributions to the Employees’ Savings Plan.

(2)	Mr. Kessler was not employed by the Company nor any of its subsidiaries prior to January 1, 2000.

(3)	Amount shown includes a hiring bonus of $100,000 paid in 2000.

      All options to purchase Common Stock of the Company granted to the Named Executive Officers for 2000 in the table below have been granted under the Company’s 1992 Stock Option Plan, as amended from time to time (the “1992 Plan”). The 1992 Plan will expire by its terms in 2002.

TABLE III

Option Grants in Last Fiscal Year

					Grant Date
	Individual Grants				Value

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted(#)(1)	Fiscal Year	$/Share	Date	Value($)(2)

Vincent A. Gierer, Jr.	80,000	2.6	15.06	07/09/10	208,000

Richard H. Verheij	100,000	3.3	15.06	07/09/10	260,000

Robert T. D’Alessandro	80,000	2.6	15.06	07/09/10	208,000

Richard A. Kohlberger	40,000	1.3	15.06	07/09/10	104,000

Murray S. Kessler	100,000	3.3	15.06	07/09/10	260,000

(1)	Options granted in 2000 expire in ten years and generally become exercisable ratably over a three year period following the date of grant, subject to acceleration of exercisability upon a change in control of the Company.

(2)	Amounts based on the modified Black-Scholes option pricing model, using the following material assumptions: exercise price equal to the fair market value of the underlying stock on the date of grant, interest rate representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected life of the option, volatility calculated using weekly stock prices for a one year period prior to grant date, estimated period in which option will be exercised of 7.5 years and expected dividend yield of 7.0 percent. There is no assurance the value realized by an optionee will be at or near the value estimated by the modified Black-Scholes option pricing model. Should the stock price not rise over the option price, optionees will realize no gain.

TABLE IV

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
	Shares		Year-End(#)		at Fiscal Year-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Vincent A. Gierer, Jr.	65,000	347,344	658,000	163,400	338,738	1,040,000

Richard H. Verheij	–0–	–0–	501,600	163,400	87,563	1,300,000

Robert T. D’Alessandro	–0–	–0–	268,500	118,500	161,875	1,040,000

Richard A. Kohlberger	50,000	318,500	143,500	58,000	136,625	520,000

Murray S. Kessler	–0–	–0–	–0–	100,000	–0–	1,300,000

TABLE V

Pension Table

	Years of Service

Remuneration	5	10	15	20	25	30	35

$200,000	$20,925	$41,849	$62,774	$83,698	$104,623	$125,547	$146,472

300,000	31,925	63,849	95,774	127,698	159,623	191,547	223,472

400,000	42,925	85,849	128,774	171,698	214,623	257,547	300,472

500,000	53,925	107,849	161,774	215,698	269,623	323,547	377,472

600,000	64,925	129,849	194,774	259,698	324,623	389,547	454,472

700,000	75,925	151,849	227,774	303,698	379,623	455,547	531,472

800,000	86,925	173,849	260,774	347,698	434,623	521,547	608,472

900,000	97,925	195,849	293,774	391,698	489,623	587,547	685,472

1,000,000	108,925	217,849	326,774	435,698	544,623	653,547	762,472

1,100,000	119,925	239,849	359,774	479,698	599,623	719,547	839,472

1,200,000	130,925	261,849	392,774	523,698	654,623	785,547	916,472

1,300,000	141,925	283,849	425,774	567,698	709,623	851,547	993,472

      The above Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity to the Named Executive Officers under the Company’s defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the “Retirement Plans”). Compensation for purposes of the Retirement Plans means the highest three year average compensation (salary and 25% of bonus actually paid in the applicable year) in the ten year period immediately preceding retirement. Table II shows salary paid in 1998-2000 and bonus for the 1998-2000 years actually paid in 1999-2001. For 2000, the three year average compensation covered by the Retirement Plans for each of the Named Executive Officers was as follows: Mr. Gierer, $1,241,083; Mr. Verheij, $664,333; Mr. D’Alessandro, $429,333; Mr. Kohlberger, $371,250; and Mr. Kessler, $-0-. As of December 31, 2000, the credited years of service under the Retirement Plans were approximately as follows: Mr. Gierer, 23 years; Mr. Verheij, 14 years; Mr. D’Alessandro, 20 years; Mr. Kohlberger, 22 years; and Mr. Kessler, -0-. Pension Table calculations assume retirement on December 31, 2000 and take into account offsets for social security benefits.

      The Named Executive Officers also participate in a supplemental retirement plan (the “Supplemental Plan”). The formula by which benefits are determined under the Supplemental Plan is as follows: the greater of 100% of the accrued benefit under the Retirement Plans or 40% of the executive’s highest compensation (salary plus 25% of bonus) paid during any of the three consecutive twelve month periods within the thirty-six months immediately preceding retirement (for retirement generally at age 55 (age 50 in the case of any participant with respect to whom the age condition for becoming a participant is age 50)), increasing in constant whole percentage increments to the greater of 110% of such accrued benefit or 50% of such compensation (for retirement at age 60 or thereafter), less amounts payable under the Retirement Plans. The estimated annual benefits payable as a life annuity at normal retirement age (assuming compensation and service as of December 31, 2000) under the Supplemental Plan for each of the Named Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Gierer, $62,244; Mr. Verheij, $159,458; Mr. D’Alessandro, $49,784; Mr. Kohlberger, $17,485 and Mr. Kessler, $200,000.

Employment Contracts and Termination of Employment and Change in Control Arrangements

      The Company is party to employment agreements with Messrs. Gierer (with an initial term of 4 years) and Verheij (with an initial term of 3 years) which set forth the terms and conditions of such officers’ employment and termination of employment with the Company. The stated initial terms of the agreements are generally automatically extended, subject to expiration at age 65. The employment agreements provide that such officers will be entitled to certain severance benefits if the Company terminates their employment for any reason other than death, disability or “cause” (as defined in the agreements) or if the officer terminates his employment for “good reason”, including termination following a “change in control of the Company” (as such terms are defined in the agreements). The severance benefits that would be payable to Mr. Gierer consist principally of the continuation over the remaining term of the officer’s employment agreement or, if greater, three years, of an annual amount equal to the sum of his base salary and the highest ICP payment made to Mr. Gierer in any of the preceding three years. In the event of a termination based on a change in control, the ICP taken into account for this purpose would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The severance benefits that would be payable to Mr. Verheij consist principally of payments equal to the sum of his base salary and the highest ICP payment made to Mr. Verheij in any of the three years preceding termination, multiplied by three, to be paid in installments over a two-year period. In the event of a termination of employment based on a change in control, such payments would be made in a lump sum. In addition, the Company would maintain certain employee benefit plans in effect for the officers’ continued benefit or provide substantially equivalent benefits for three years following the termination of the officers’ employment under circumstances entitling the officer to severance under the agreements. Under the terms of Mr. Verheij’s agreement, the Company may reduce the welfare benefits provided to the extent that comparable benefits are provided by a new employer. In the event that any payments made pursuant to the employment agreements in connection with a change in control are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Company would increase each officers’ severance payment as necessary to restore the officer to the same after-tax position he would have had if such excise tax had not been imposed.

      The employment agreements for Messrs. Gierer and Verheij provide that the officer shall, if serving as a Director, resign as such upon termination of employment for any reason. Messrs. Gierer and Verheij have also agreed not to engage in Competitive Activity (as defined in the agreements) (i) in the case of Mr. Gierer, during the period he is entitled to receive severance under the agreement and (ii) in the case of Mr. Verheij, during the five-year period following termination of his employment; provided, however, that these non-compete provisions will not apply following a change in control of the Company. Based upon current salary levels, the approximate lump-sum value of the severance payments, exclusive of the effect of state and local taxes, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 2000 following a change in control of the Company would be as follows: Mr. Gierer, $3.9 million and Mr. Verheij, $4.6 million.

      On June 30, 2000, the Company entered into an employment agreement with Mr. Kohlberger which sets forth the terms and conditions of his employment and termination of employment with the Company. The initial three-year term of the agreement is automatically extended each year, subject to expiration at age 65. The employment agreement provides that Mr. Kohlberger will be entitled to certain severance benefits if: (1) he is dissatisfied at any time with his reporting relationship or duties or the Company breaches the employment agreement and the Company has failed to cure the situation after 15 days from proper notice from Mr. Kohlberger, (2) his employment is terminated by Mutual Consent (as defined in the employment agreement), or (3) his employment is terminated other than for Cause or Disability (each as defined in the employment agreement). The severance benefits that would be payable to Mr. Kohlberger consist principally of the continuation, over a period of three years from the date of his termination of employment, of his salary, the highest ICP amount payable to him and certain welfare benefits (including all life, health, medical and survivor income plans). The agreement provides for the reduction of welfare benefits to the extent that comparable benefits are provided to Mr. Kohlberger by a new employer. In addition, the Company is required to pay up to $100,000 in legal fees relating to a termination of the executive’s employment other than for Cause, Disability or by Mutual Consent. Pursuant to the employment agreement, Mr. Kohlberger has agreed not to engage in Competitive Activity (as defined in the employment agreement) during any period for which he is entitled to severance payments or welfare benefit continuation.

      In addition, the Company is party to severance agreements with Messrs. D’Alessandro, Kohlberger and Kessler which set forth the benefits to be paid upon certain terminations of employment following a change in control of the Company. Each of the agreements has a three-year term that is generally automatically extended and, in any event, expires no earlier than two years following a change in control. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment within the two year period following a change in control for any reason other than death, disability or “cause” or if the officer terminates his employment for “good reason” (as such terms are defined in the agreement). The benefits consist of a lump-sum payment equal to three times the sum of the officer’s base salary and the highest ICP payment made to the officer in any of the preceding three years, provided that such ICP amount does not exceed 75% of base salary. The Company would also maintain specified welfare benefit plans in effect for the officer’s continued benefit or provide substantially equivalent benefits for three years. Based upon current salary levels, the approximate before-tax lump-sum value of the severance payments, exclusive of any reductions attributable to any change in control benefits payable under other of the Company’s employee benefit plans or arrangements, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 2000 following a change in control would be as follows: Mr. D’Alessandro, $1.6 million; Mr. Kohlberger, $1.4 million and Mr. Kessler, $2.1 million.

Indebtedness of Management

      Since January 1, 2000, none of the Company’s directors, executive officers, nominees for election as directors or certain relatives or associates of such persons has been indebted to the Company in an aggregate amount in excess of $60,000 except as noted below in Table VI, which represents unpaid balances on loans made pursuant to stock option exercises under the terms of the UST Inc. 1982 Stock Option Plan which has expired with respect to the grant of options, and of the UST Inc. 1992 Stock Option Plan, both as previously approved by stockholders. Unpaid balances on such loans are secured by the pledging of the shares with the Company and by the optionee’s personal installment promissory note bearing interest at the applicable federal rate in effect under the Internal Revenue Code on the date the loan is made.

TABLE VI

		Indebtedness
	Largest Aggregate	as of
	Indebtedness during 2000(1)	February 9, 2001(1)

Vincent A. Gierer, Jr.	$3,564,602	$2,848,367
Chairman of the Board, Chief Executive Officer and President

Richard H. Verheij	569,663	483,146
Executive Vice President and General Counsel

Robert T. D’Alessandro	471,000	418,667
Senior Vice President and Chief Financial Officer

Richard A. Kohlberger	511,250	227,911
Senior Vice President

Theodor P. Baseler	160,847	128,009
President — International Wine and Spirits Ltd.

(1)	Interest rates on loans range from approximately 4% to approximately 8%.

Proposal No. 2

     A Proposal to Approve the UST Inc. 2001 Stock Option Plan

      The Board, on February 15, 2001, adopted, subject to stockholder approval, the UST Inc. 2001 Stock Option Plan (the “2001 Plan”), pursuant to which up to 6 million shares would be made available for grant of options thereunder.

      The Board believes that stockholder approval of the 2001 Plan is necessary in order for the Company to meet its objective of securing, motivating and retaining officers and other employees of the Company and its subsidiaries and to permit the qualification of the 2001 Plan for the performance-based exclusion under Section 162(m). The 2001 Plan is intended to replace the 1992 Plan upon its expiration. The principal features of the 2001 Plan are described below. The full text of the 2001 Plan is attached to this Proxy Statement as Appendix II.

DESCRIPTION OF PRINCIPAL FEATURES OF THE 2001 PLAN

General

      Both “incentive stock options” (“ISOs”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and options that do not qualify as ISOs (“nonstatutory stock options”) may be granted under the 2001 Plan.

Effective Date and Term of Plan

     The 2001 Plan will become effective on May 1, 2001, subject to stockholder approval, and will terminate on April 30, 2011. Options granted prior to April 30, 2011 may extend beyond that date in accordance with their terms.

Eligibility

      Any employee of the Company or its subsidiaries who is determined by the Nominating and Compensation Committee (the “Committee”) to be making or to be expected to make a contribution to the success of the Company (“Employee”) is eligible to receive grants of stock options under the 2001 Plan. Directors of the Company who are not employees are not eligible to participate. The Board currently estimates the number of such Employees at approximately 1,700 persons (including 34 current officers). The 2001 Plan provides that no Employee may be granted options covering more than 250,000 shares (as adjusted in accordance with the share adjustment provisions of the 2001 Plan) during any fiscal year of the Company.

Stock Available for Options

      The number of shares reserved for issuance under the 2001 Plan for grant is 6 million.

      The number and kind of shares available for grant under the 2001 Plan, the number and kind of shares subject to outstanding options and the option price thereof, as appropriate, may be adjusted to reflect any change in the Company’s outstanding shares by reason of any future stock or other dividend or distribution, stock split, recapitalization or similar event. Shares subject to any option that is surrendered, expires, lapses or for any other reason ceases to become exercisable will become available for subsequent option grants during the term of the 2001 Plan.

Grant of Options

      The option price per share is determined by the Committee, but such option price will not be less than the fair market value of the Company’s shares on the date of grant. For purposes of the 2001 Plan, such fair market value is defined as the average of the high and low sales prices of the Company’s common stock on the date of grant as reported on the New York Stock Exchange Composite Tape.

      The number of shares granted to particular Employees is also determined by the Committee, subject to certain limitations on the maximum value of shares subject to ISOs that may be granted. (See “Special Rule Applicable to ISOs,” below).

Exercise of Options

      Each option granted under the 2001 Plan will be exercisable for a period of ten years from the date of grant, or such lesser period as the Committee may determine. Options may not be transferred other than by will or the laws of descent and distribution and may be exercised during an Employee’s lifetime only by him or by his guardian or personal representative; provided that, in the case of options that are not intended to qualify as ISOs, the Committee may permit the transfer of an option to a trust for the benefit of the optionee (such as an inter vivos trust) or to certain partnerships controlled by the optionee in which immediate family members are the only partners.

      Options generally first become exercisable over a period of one to five years following a grant, in ratable installments or otherwise, as determined by the Committee. (The right of exercise will be suspended for the one year period following certain withdrawals of funds by an optionee from the UST Inc. Employees’ Savings Plan.) Options may be exercised in whole or in part, generally in amounts of 100 shares or more, by any one of the following three methods: (i) payment in cash of the full option price of the shares purchased; (ii) if authorized by the Committee, by tendering to the Company shares of the Company’s common stock with a fair market value equal to the option price of the shares purchased; or (iii) if the purchaser is an employee of the Company or a subsidiary, by payment in cash of at least $1.00 per share, with the remainder of the option price being borrowed from the Company as set forth in the 2001 Plan. In such latter case, the balance of the purchase price would be payable in installments over a period not to exceed ten years, and the shares issued upon exercise would be pledged with the Company to secure the Employee’s personal promissory note for the balance, generally bearing interest at the “applicable federal rate” then in effect under the Code.

Effect of Termination of Employment

      If, at the time of an optionee’s death, disability or retirement or, if the Committee so determines, termination of employment for any other reason, the optionee holds any outstanding options that had not theretofore become exercisable, such options will immediately become exercisable. If an optionee’s employment is terminated for reasons other than death, disability or retirement, any such unexercisable options will be forfeited unless otherwise determined by the Committee. The 2001 Plan also provides for (i) the forfeiture of all outstanding options, in the event of the occurrence of an act constituting “cause” and (ii) the rescission of any option exercises occurring during the preceding six months and the recapture of gain related to the disposition of shares acquired thereby if such act consists of willful and injurious misconduct or a breach of noncompetition or confidentiality covenants made by the option holder.

Special Rule Applicable to ISOs

      In accordance with the Code, if the aggregate fair market value (determined as of the date of grant) of shares of the Company’s common stock with respect to which options otherwise qualifying as ISOs first become exercisable by any individual during any calendar year (whether granted under the 2001 Plan or any other stock option plan of the Company under which ISOs are granted to such individual) exceeds $100,000, options granted for shares in excess of such value will be treated as nonstatutory stock options.

Effect of Certain Changes In Control

      In order to protect the 2001 Plan’s intended benefits to optionees in the event of certain corporate transactions, the 2001 Plan provides that if (a) the stockholders of the Company approve a merger or consolidation of the Company with another company (with specified exceptions) or an agreement to liquidate or to dispose of substantially all of its assets, (b) more than 20% of the Company’s outstanding voting stock is acquired by any person or group (with specified exceptions), or (c) during any period of two consecutive years a majority of the persons who were directors at the beginning of the period cease to be directors, unless each new director is approved by two-thirds of the remaining directors who were directors at the beginning of the period, (i) any then outstanding and unexercisable options will immediately become exercisable, and (ii) in the case of a corporate transaction described in clause (a) above, the Committee will cancel all outstanding options. In the case of any such cancellation, the optionee will receive in exchange therefor a cash payment per share equal to the excess of the fair market value of the Company’s common stock over the exercise price of such option, such fair market value, in case of a nonstatutory stock option, to be the highest such value during the 60 day period preceding the cancellation.

Administration

      The 2001 Plan is administered by a Committee consisting of not less than two members as appointed from time to time by the Board of Directors. Members of the Committee must be members of the Board. The 2001 Plan provides that, unless otherwise determined by the Board, the Committee will consist solely of members who are “nonemployee directors” within the meaning of Rule 16b-3, as from time to time amended, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and who are “outside directors” within the meaning of Section 162(m) of the Code.

Amendment and Termination

      The 2001 Plan provides that the Board may at any time, and from time to time, terminate, modify, amend or interpret the Plan in any respect, except that any such amendment shall be effective only upon stockholder approval if (unless the Board determines otherwise) such approval is necessary or appropriate to comply with applicable law. In addition, the Board may terminate the 2001 Plan at any time. No amendment or termination may, however, adversely affect the rights of an optionee with respect to an outstanding option without such optionee’s consent.

Additional Information

      Inasmuch as the Committee determines, in its discretion (subject to the limitation described above), the Employees to whom future options will be granted and the number of shares subject to such options, future grants to be made under the 2001 Plan are not determinable. During the three-year period ended December 31, 2000, individual Executive Officers received option grants under the Company’s 1992 Plan as set forth under “Compensation of Executive Officers — Table II.” The number of stock options granted under the 1992 Plan in the aggregate during the 2000 year were as follows: all executive officers as a group (consisting of 6 persons) 450,000 shares; all other officers as a group (consisting of 30 persons), 963,000 shares; all nonemployee directors as a group, none; and all other Employees as a group (consisting of approximately 1,700 persons), 1,620,000 shares.

      On February 1, 2001, the fair market value of a share of the Company’s common stock was $26.475.

Federal Income Tax Consequences —
Incentive Stock Options

      The Company understands the federal income tax consequences of incentive stock options under the present law to be generally as follows: An Employee receiving an ISO will not be in receipt of taxable income upon the grant of the ISO or upon its timely exercise. Exercise of an ISO will be timely if made during its term and if the Employee remains an employee of the Company (or of any subsidiary of the Company) at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of termination of an employee by reason of disability). The excess of the fair market value of the shares purchased over the option price will, however, be treated as an item of adjustment in determining the amount of the Employee’s “alternative minimum taxable income” under the Code. Upon ultimate sale of the stock received upon such exercise, except as noted below, the Employee will recognize long-term capital gain or loss (if the stock is a capital asset in the hands of the Employee) equal to the difference between the amount realized and the option price. The Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the issuance or the exercise of the ISO or the sale of such stock by the Employee. If, however, the stock acquired pursuant to such exercise of an ISO is disposed of by the Employee prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him upon exercise (a “disqualifying disposition”), any gain realized by the Employee generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition, and (ii) if the stock is a capital asset in the hands of the Employee, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date the ISO is exercised. In such case, the Company may claim a tax deduction at the time of such disqualifying disposition for the amount taxable to the Employee as ordinary income. Any capital gain recognized by the Employee will be long-term capital gain if the Employee’s holding period for the stock at the time disposition is sufficient to meet the holding period requirement in effect for this purpose under the Code at the time of the exercise of the option (the “Requisite Period”); otherwise it will be short-term.

Federal Income Tax Consequences —
Nonstatutory Stock Options

      In the case of nonstatutory stock options, the Company understands that generally the Employee will not be taxed upon grant of the option. Rather, at the time of exercise of such option (and in case of an untimely exercise of an ISO), the Employee, except as noted below, will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the option price. In addition, except as noted below, if an Employee receives cash in lieu of exercise of an option, he will recognize ordinary income in an amount equal to the cash received. The Company will generally be entitled to a tax deduction at such time and in the same amount that the Employee recognizes ordinary income. If stock acquired upon the exercise of a nonstatutory option is later sold or exchanged, then the difference between the sales price and the fair market value of such stock on the date of exercise is taxable as long-term or short-term capital gain or loss (if the stock is a capital asset in the hands of the Employee) depending upon whether the stock has been held for the Requisite Period after such date. The Company will be entitled to a tax deduction at the time and to the extent income is recognized by such Employee.

Federal Income Tax Consequences —
Exercise with Shares

      Based upon a published ruling of the Internal Revenue Service, an Employee who pays the option price upon exercise of a nonstatutory stock option, in whole or in part, by delivering shares of the Company’s common stock already owned by him will recognize no gain or loss for federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above for nonstatutory stock options. (See “Federal Income Tax Consequences — Nonstatutory Stock Options.”) With respect to shares acquired upon exercise equal in number to the shares surrendered, the basis per share will be equal to the basis per share of the shares surrendered, and the holding period will include the holding period of the shares surrendered. The basis of additional shares received upon exercise will be equal to the fair market value of such shares on the date of exercise, and the holding period for such additional shares will commence on the date the option is exercised. Special rules apply in the event of the exercise of an ISO by surrender of previously owned shares of Company stock.

      The following resolution will be offered at the meeting:

“RESOLVED, that the UST Inc. 2001 Stock Option Plan, as adopted by the Board of Directors on February 15, 2001, subject to stockholder approval, be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company.”

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION (Proposal No. 2). Your appointed proxies will vote your shares FOR Proposal No. 2 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of the shares of Company Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

Proposal No. 3

      A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 2001.

      The Board has selected the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 2001. Ernst & Young LLP has been serving the Company and its subsidiaries in this capacity for many years. The Board’s selection was made upon the unanimous recommendation of its Audit Committee.

      In connection with its audit of the Company’s 2000 financial statements, Ernst & Young LLP read the Company’s periodic reports which were filed with the Securities and Exchange Commission, discussed quarterly financial information included in the Company’s quarterly financial statements and met with the Audit Committee.

      Ernst & Young LLP Fees for the last fiscal year were as follows:

Annual Audit	$740,000

Audit Related Services	$169,000
All Other Nonaudit Services	150,000

Total of All Other Fees	$319,000

      Audit related services includes fees for employee benefit plan audits and SEC registration statements.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

      Ratification of the selection of the Company’s independent auditors is not required by any statute or regulation to which the Company is subject or by the Company’s By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board.

      The following resolution will be offered at the meeting:

“RESOLVED, that the Board of Directors’ selection of Ernst & Young LLP as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 2001 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company.”

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION (Proposal No. 3). Your appointed proxies will vote your shares FOR Proposal No. 3 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

STOCKHOLDER PROPOSAL

      The following Proposal No. 4, which is printed verbatim, has been submitted by a stockholder. The name, address and shareholdings of the proponent will be furnished upon oral or written request to the Secretary of the Company. For the reasons set forth following the proposal, the Board recommends a vote AGAINST Proposal No. 4.

Proposal No. 4

“KEEPING YOUTH FROM HAVING EASY ACCESS TO TOBACCO PRODUCTS

UST

      WHEREAS even though our Company insists it’s concerned about teen tobacco use, it spends millions of dollars annually in placement fees and other incentives to retailers to ensure that its tobacco products are easily available to consumers at retail outlets such as convenience stores, grocery stores and even pharmaceutical chains. Consequently these products are easily accessible to all consumers, including pilferers (who, in high percentage, are youth).

—	According to an investigation of placement fees paid to three retail chains in Iowa, the Iowa State Attorney General’s office stated (11/18/97): “One retailer received more than $500,000 per year in such payments, and another more than $850,000.” The average convenience store can easily make $10,000 a year in placement fees.

—	Because of contractual arrangements our company makes and oversees with retailers, our tobacco products are often located where they are easily pilfered. The Food Marketing Institute (FMI) lists tobacco products as the most heavily shoplifted item in the nation. In its 1997 Security and Loss Prevention study (which reported shoplifting data from 11,816 outlets nationwide), the FMI discovered that tobacco products account for 41% of items shoplifted, more than any other item.

—	According to the 1997-1998 Retail Theft Trends Report (RTTR), juveniles represent a disproportionate percentage of shoplifters as compared to their representation in the U.S. population. Over one third of the shoplifters covered in the RTTR were teenagers.

—	Eliminating the use of self-service displays deters theft. It also encourages retailers to request identification for the sale of tobacco, which remains a problem according to an April 17, 2000 report. It showed that 17% of 455 randomly selected stores in California still sell tobacco to minors (Los Angeles Times 4/19/00). In a recent study done in suburban Milwaukee, 30% of the 17 stores in the area sold to minors even though compliance checks are administered 4 times a year.

—	RESOLVED, shareholders request a committee of our Board’s outside directors to investigate the policies and procedures used in placement of our company’s tobacco products in retail outlets and to report to shareholders recommended changes to ensure that, at the retail outlets, access to our tobacco products be out of reach of consumers.

SUPPORTING STATEMENT

      While our Company says that it has no control over what retailers do with our tobacco products it can decide what it will do if they’re not placed out of reach. According to the American Lung

Association of Colorado: “The tobacco displays/placement fees arrangement is a consumer scam aimed at children. It facilitates early nicotine addiction and lures unsuspecting youth into becoming the next generation of tobacco consumers. Possession laws increase the allure of tobacco to children, and deflect attention [from] the need for retailers to assume responsibility for how they handle this product.” The proponents of this resolution believe our Company too bears responsibility. If you agree, please vote “yes” for this resolution.”

COMPANY’S RESPONSE

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING RESOLUTION (Proposal No. 4).

      The Company believes that this proposal is not in the best interests of the Company or its stockholders. While sharing the proponent’s desire to prevent the use of tobacco products by minors, the Company disagrees with the approach set forth in the proposal.

      As the Company periodically reviews its marketing programs from a number of perspectives, including compliance with relevant legal requirements, the Company does not believe that the preparation of a report, such as the one contemplated by the proposal, is necessary and, as such, an appropriate use of the Company’s resources. The Company is also concerned that the preparation of a report regarding its marketing programs, such as the one sought by the proposal, could put the Company at a competitive disadvantage.

      The Company also does not believe that such a report is necessary or appropriate since the Company’s products are advertised and marketed for adult consumers only. In fact, the advertising and marketing of the Company’s products is extensively regulated on the federal, state and local levels, and the Company complies with those regulations, including those that restrict or prohibit access to tobacco products by minors. Furthermore, in November 1998, the Company voluntarily entered into the Smokeless Tobacco Master Settlement Agreement which requires the Company to adopt various marketing and advertising restrictions aimed at reducing youth access to tobacco products.

      In addition to the foregoing, the proposal contains certain assertions which the Company believes are false and misleading. For example, certain of the statistics mentioned in the proposal relate to cigarettes and are, therefore, irrelevant to the Company’s business, which involves the manufacturing and marketing of smokeless tobacco products and does not involve the manufacture or distribution of cigarettes.

      Accordingly, the Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

      Your appointed proxies will vote your shares AGAINST Proposal No. 4 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of common stock, to file with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of the Company. Such persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2000 all Section 16(a) filing requirements applicable to such individuals were complied with.

BENEFICIAL OWNERSHIP OF COMMON STOCK1

      The following table sets forth certain information, as of December 31, 2000, regarding all persons which, to the knowledge of the Company, beneficially own 5% or more of the Company’s outstanding Common Stock.

Name and Address	Shares	Percentage of Outstanding

Brandes Investment Partners, L.P.	10,600,758	6.5%
11988 El Camino Real Suite 500 San Diego, CA 92130

(1)	Information obtained from Schedule 13G dated as of February 9, 2001 and jointly filed by Brandes Investment Partners, L.P., Brandes Investment Partners, Inc., Brandes Holdings L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (the “Brandes Entities”). Each of the Brandes Entities, other than Brandes Investment Partners, L.P., disclaims beneficial ownership of the shares reported. The Brandes Entities reported shared voting power with respect to 7,543,325 shares and shared dispositive power with respect to 10,600,758 shares.

INFORMATION RESPECTING PROXIES

      Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

      Expenses incurred in connection with the solicitation of proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company’s expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson Shareholder Communications Inc., New York, New York, for a fee of approximately $20,000.

STOCKHOLDER PROPOSALS

      If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 2002 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company’s office no later than November 23, 2001.

      In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting and such notice must provide certain requisite information. Accordingly, if a stockholder intends to present a matter at the 2002 Annual Meeting, notice of such must be received by the Secretary at the Company’s office no later than January 31, 2002. Notice must be received by such date if the matter is to be considered “timely” under Rule 14a-4(c) of the Securities Exchange Act of 1934. A copy of the By-Laws may be obtained by writing to the Secretary.

OTHER BUSINESS

      The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

VOTING STOCK

      As of March 1, 2001, the record date for the 2001 Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 163,028,336 shares of Common Stock (each entitled to one vote).

      Appearance at the meeting in person or by proxy of the holders of Common Stock entitled to cast 81,514,169 votes is required for a quorum.

By Order of the Board of Directors,

DEBRA A. BAKER
Senior Vice President and Secretary

APPENDIX I

AUDIT COMMITTEE CHARTER

As Approved by the Board of Directors on June 22, 2000

I.  STATEMENT OF PURPOSE

      The Audit Committee (the “Committee”) will have the responsibility to assist the Board of Directors (the “Board”) in fulfilling their oversight responsibility to the stockholders, potential stockholders and the investment community relating to UST’s (the “Company”) financial statements and financial reporting process, systems of internal accounting and financial controls, and the corporate compliance program as established by management and the Board. To carry out these oversight responsibilities, the Board believes that the scope of the duties and responsibilities of the Committee should remain flexible in order for the Committee to be able to react to changing conditions and to be in the best position of assuring that the Company’s financial systems and reporting practices are in accordance with all applicable requirements and are of the highest quality. The Committee shall be given the resources necessary to satisfy its oversight responsibilities including the authority to institute special investigations and to retain special counsel or experts.

II.  COMPOSITION

      A.  Composition/ Expertise Requirement. The Committee shall be appointed by the Board and shall consist of not less than three directors, all of whom have no relationship to the Company that may interfere, in the judgment of the Board, with the exercise of their independence from management and the Company. Each member of the Committee shall also comply with the independence requirements of the New York Stock Exchange, the current version of which is attached hereto as Exhibit A. In addition, each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Finally, at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. The chairman of the Committee shall be designated by the Board.

      B.  Unofficial Members. The Company’s General Counsel, Corporate Secretary and the Vice President responsible for the internal audit function (or, in the absence of such officer, the Director — Internal Audit) shall be unofficial, non-voting members of the Committee and they (or their designees) shall, except as otherwise provided elsewhere herein, be present at each Committee meeting.

III.  DUTIES AND RESPONSIBILITIES

      A.  Meetings. The Committee shall meet at such times as the members of the Committee shall deem appropriate in accordance with fulfilling their duties. The Committee shall report its activities to the full Board so that the Board is kept informed of the Committee’s activities on a current basis. The Committee shall maintain, through such meetings, open lines of communications among the Board, the Company’s internal auditors, its independent auditor and financial management. Further, the Committee shall meet at least annually with the independent auditor and the Vice President responsible for internal audit and, in addition, shall provide the independent auditor and the Vice President responsible for internal audit an opportunity to meet with them without members of

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management present at any time. The Committee shall also meet as necessary with the Company’s counsel to discuss legal matters that may have a significant impact on the Company’s financial statements.

      B.  Selection and Review of Independent Auditor. The independent auditor for the Company is ultimately accountable to the Board and the Committee. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement). A primary responsibility of the Committee shall be to recommend annually for approval by the Board the appointment of the independent auditor to audit the consolidated financial statements of the Company and its subsidiaries.

      The following are among the factors the Committee may consider in its review of the independent auditor:

(1)	Opinions on the performance of the independent auditor by appropriate management and the Vice President responsible for internal audit;

(2)	Materials regarding the proposed audit fee, the independent auditor’s annual report to the Committee and explanations for fee changes;

(3)	The expected level of participation by senior management personnel in the audit examination, rotation of the audit partner and review of the examination by an independent partner;

(4)	If a new public accounting firm is being considered, the steps planned to ensure a smooth and effective transition;

(5)	The report of the independent auditor’s latest peer review conducted pursuant to a professional quality control program;

(6)	Any significant litigation problems or disciplinary action by the Securities and Exchange Commission (“SEC”) or others;

(7)	The independent auditor’s credentials, capabilities, reputation and clients in the same industry and geographical area; and

(8)	The extent of non-audit services and fees, including consideration of their effect, if any, on the independence of the independent auditor.

      C.  Relationship(s) Between Independent Auditor and the Company. The Committee is responsible for ensuring that the independent auditor submits on a periodic basis (at least annually) to the Committee a formal written statement delineating all relationships between the independent auditor and the Company. The Committee shall engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the judgment of the Committee, may impact the objectivity and independence of the independent auditor and shall recommend to the Board any action which the Committee believes is appropriate to be taken in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

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      D.  Reports to the Audit Committee. Another responsibility of the Committee shall be to review the reports of the independent auditor’s to the Committee, which have been reviewed by management. Such annual report should contain the following:

(1)	The proposed audit scope for the current year as well as related estimated fees;

(2)	The degree to which there will be coordination of the audit effort with the internal audit function;

(3)	A summary comparison of current and prior year audit and non-audit services, including related fees;

(4)	The results of the audit; and

(5)	Any other matters required by applicable auditing standards.

      E.  Internal Audit Review. The Committee shall review the proposed plan of internal audit coverage and determine that such plan is properly coordinated with the independent auditor. The Committee shall also review the internal audit staff as to manpower, experience, professional development and overall effectiveness in communicating audit results. The Committee may request, as appropriate, that the internal audit staff make special presentations on any matter which will assist the Committee in fulfilling its responsibilities.

      F. General. The Committee shall have responsibility for the oversight of the Company’s financial reporting process. In connection with this oversight function, the Committee shall undertake the following practices:

(1)	Review and discussion of the financial statements to be included in the Company’s annual report and Form 10-K (including the Management’s Discussion and Analysis section contained in any such report) with the independent auditor, internal audit and management prior to the release of any such report to stockholders;

(2)	Discussion with the independent auditor of the matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees,” as such standards may be modified or supplemented;

(3)	Receipt of the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as such standards may be modified or supplemented, and discussion of the independent auditor’s independence with the independent accountant;

(4)	Determination of whether, based on the review and discussions referred to in (1)-(3) above, as well as any other matters deemed appropriate by the Committee, the Committee should recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

(5)	Preparation of a report under the names of the members of the Committee, as required under the rules promulgated by the SEC;

(6)	Review of the Company’s quarterly financial reporting procedures, including taking any steps deemed appropriate by the Committee to ensure that the Company’s interim financial statements are reviewed by the Company’s independent auditor and that the Committee and/or its members have an opportunity to discuss such statements with the

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independent auditor, in accordance with Statement on Auditing Standards 90, “Audit Committee Communications”, in either instance prior to the Company’s filing of its quarterly reports on Form 10-Q with the SEC;

(7)	Inquiring, from time to time, of management and the independent auditor if there were any significant financial reporting issues discussed during any accounting period and, if so, how they were resolved;

(8)	Meeting privately with the independent auditor to determine its opinion on various matters, including the quality of financial and accounting personnel and the internal audit staff;

(9)	Asking of the independent auditor what its greatest concerns are and if it believes anything else should be discussed with the Committee that has not been raised or covered elsewhere, and consideration of whether the independent auditor should meet with the full Board to discuss any matters relative to the financial statements and to answer any questions that other directors may have;

(10)	Review of the adequacy of the Company’s systems of internal accounting controls, review of overall compliance with administrative policies and recommending to the Board any changes in the system of internal controls, procedures and practices which the Committee determines to be appropriate. Such controls shall be evaluated through a review of the reports issued by the internal audit function and the independent auditor which identify and describe control weaknesses. The Committee shall inquire as to the nature of any corrective action being undertaken by management;

(11)	Review of procedures employed by management to monitor compliance with the Company’s Code of Corporate Responsibility; and

(12)	Consideration of and providing to the Board the Committee’s recommendations concerning significant matters that may arise with respect to the Company’s financial and accounting procedures, controls and practices, including with respect to any disagreements arising between the Company’s management and its independent auditor and any proposal to change the Company’s independent auditor.

      G.  Audit Committee Charter Review. The Audit Committee must review and reassess the adequacy of this charter on an annual basis.

      H.  Written Affirmation. With respect to any changes to the composition of the Committee and, otherwise, approximately once each year, the Company shall provide to the New York Stock Exchange any written confirmation required under the rules of the New York Stock Exchange regarding:

(1)	any determination that the Board has made regarding the independence of directors pursuant to any of the requirements above;

(2)	the financial literacy of the Committee members;

(3)	the determination that at least one of the Committee members has accounting or related financial management expertise; and

(4)	the annual review and reassessment of the adequacy of the Committee charter.

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Exhibit A

Independence Requirement of Audit Committee Members(1)

      The following restrictions shall apply to every Committee member:

(1)	Employees. A director who is an employee (including non-employee executive officers) of the Company or any of its affiliates may not serve on the Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the director could serve on the Committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

(2)	Business Relationship. A director (i) who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company, or (ii) who has a direct business relationship with the Company (e.g., a consultant) may serve on the Committee only if the Board determines in its business judgment that the relationship does not interfere with the director’s exercise of independent judgment.(2) In making a determination regarding the independence of a director pursuant to this paragraph, the Board should consider, among other things, the materiality of the relationship to the Company, to the director, and, if applicable, to the organization with which the director is affiliated. The director may serve on the Committee without the above-referenced Board’s determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position or (3) the direct business relationship between the director and the Company.

(3)	Cross Compensation Committee Link. A director who is employed as an executive of another corporation where any of the Company’s executives serves on that corporation’s compensation committee may not serve on the Committee.

(4)	Immediate Family. A director who is an Immediate Family member of an individual who is an executive officer of the Company or any of its affiliates cannot serve on the Committee until three years following termination of such employment relationship.(3)

      Notwithstanding the requirements of (1) and (4) above and in accordance with the rules of the New York Stock Exchange, one director who is no longer an employee or who is an immediate family member of a former executive officer of the Company or its affiliates, but is not considered independent due to the three-year restriction period, may be appointed, under exceptional and limited circumstances, to the Committee if the Board determines in its business judgment that membership on the Committee by the individual is required by the best interests of the corporation and its shareholders. In such event, the Company shall disclose, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

1 Rule 303.01 of the New York Stock Exchange Listed Company Manual.
2 “Business relationships” can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer or employee of an organization that has such a relationship.
3 “Immediate family” includes a person’s spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person’s home. “Affiliate” includes a subsidiary, sibling company, predecessor, parent company or former parent company.

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APPENDIX II

UST INC.

2001 STOCK OPTION PLAN

1.  Purpose.

      UST Inc. (hereinafter referred to as the “Company”) has adopted this UST Inc. 2001 Stock Option Plan (hereinafter referred to as the “Plan”), effective as of May 1, 2001 (the “Effective Date”), subject to approval by stockholders at the annual stockholders’ meeting held on May 1, 2001. The purposes of the Plan are to further the long-term growth in earnings of the Company by providing incentives to those employees of the Company and its Subsidiaries (as defined below) who are or will be responsible for such growth; to facilitate the ownership of Company stock by such employees, thereby increasing the identity of their interest with those of the Company’s stockholders; and to assist the Company in attracting and retaining employees with experience and ability.

2.  Administration.

      The Plan shall be administered and interpreted by the Nominating and Compensation Committee or any successor committee (the “Committee”) as designated by the Board of Directors of the Company (the “Board”) of not less than two members as appointed from time to time by the Board. Each member of the Committee shall be a member of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of members who are “nonemployee directors” within the meaning of Rule 16b-3, as from time to time amended, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and who are “outside directors” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall have full authority to establish guidelines for the administration of the Plan and to make any other determination it deems necessary to administer the Plan, which determinations shall be binding and conclusive on all parties.

3.  Eligibility.

      Any employee of the Company or a Subsidiary (as defined herein) or an affiliate (whether or not incorporated) of the Company who is determined by the Committee to be making or to be expected to make a contribution to the success of the Company (an “Employee”) shall be eligible to receive grants of stock options under this Plan. For the purposes of this Plan, a Subsidiary shall be deemed to be any company of which the Company owns, directly or indirectly, fifty percent (50%) or more of the stock.

4.  Stock.

      (a)  A maximum of 6,000,000 shares of the common stock of the Company, par value $.50 per share (“Common Stock”), shall be reserved for issuance in accordance with the terms of the Plan. Such reserved shares may be authorized but unissued shares or any issued shares which have been acquired by the Company and are held in its treasury, as the Board may from time to time determine.

      (b)  No Employee may be granted options covering more than 250,000 shares of Common Stock during any fiscal year of the Company.

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      (c)  If any change in the outstanding shares of Common Stock occurs or takes effect on or after the Effective Date, through declaration of stock or other dividends or distributions with respect to such shares, through restructuring, recapitalization or other similar event or through stock splits, change in par value, combination or exchange of shares, or the like, then the number and kind of shares reserved for options, the number and kind of shares subject to outstanding options and the option price, as appropriate, of such optioned shares shall be equitably adjusted as necessary to reflect such change; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

      (d)  If an option granted under this Plan is forfeited, expires, lapses or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to any such option, but as to which the option ceases to be exercisable, shall again be available for the purposes of this Plan; provided, however, that to the extent any option is cancelled pursuant to the provisions of Section 7 hereof, the shares subject to such option shall no longer be available for the purposes of this Plan.

5.  Granting of Options.

      (a)  The Committee may grant incentive stock options (“Incentive Stock Options”) (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), or options which do not qualify as Incentive Stock Options (“Nonstatutory Stock Options”), or both, as follows:

(i)	Incentive Stock Options may be granted to any Employee, subject to the restrictions set forth in the Code, provided that the aggregate Fair Market Value (determined as of the effective date of grant of the Incentive Stock Option) of the shares of Common Stock with respect to which Incentive Stock Options (under all plans of the Company and its Subsidiaries) become exercisable for the first time by an option holder (“Optionee”) during any calendar year may not exceed $100,000. The effective date of a grant shall be the day on which the Committee adopts a resolution expressly granting an option, unless such resolution expressly provides for a specific later effective date. Any options granted in excess of such limitation shall be treated for all purposes as Nonstatutory Stock Options.

(ii)	Nonstatutory Stock Options may be granted to any Employee without regard to the limita-tions stated in subparagraph (i) hereof.

(iii)	The stock option agreement entered into by the Optionee shall identify the grant as an Incentive Stock Option or a Nonstatutory Stock Option.

      (b)  The option price per share for each option granted shall be determined by the Committee and shall not be less than the Fair Market Value of the shares on the date the option is granted. For purposes of this Plan, the Fair Market Value of such shares on any given day shall be the average of the high and low sales prices per share of Common Stock as reported on the New York Stock Exchange Composite Tape for such date, or, if there was no trading of Common Stock on such date, for the next preceding date on which there was such trading.

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6.  Exercise of Option.

      (a)  Each option shall be granted for, and by its terms shall not be exercisable after the expiration of, a period of ten years from the date the option is granted or such lesser period as the Committee may determine.

      (b)  No option shall be transferable other than by will or the laws of descent and distribution, and each option shall be exercisable during the Optionee’s lifetime only by the Optionee or by the Optionee’s guardian or legal representative. Notwithstanding the foregoing, during the Optionee’s lifetime, the Committee may, in its sole discretion, permit the transfer of an outstanding Nonstatutory Stock Option by an Optionee to a Designated Trust or Partnership, as defined below, subject to any conditions that the Committee may prescribe, provided that no such transfer by any Optionee may be made in exchange for consideration. For purposes of this Section, a “Designated Trust or Partnership” means (i) a trust for the benefit of the Optionee or (ii) a partnership in which the Optionee is the general partner and immediate family members (any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother— in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships of the Optionee) are the only additional partners. In the event that a transfer is approved by the Committee, the Option may only be exercised by the transferee pursuant to Section 6(d)(i) below.

      (c)  Subject to the provisions of Section 7 hereof and of paragraph (e) of this Section 6, no option shall be exercisable by its terms prior to the expiration of the one-year period beginning on the date of its grant. An option shall become exercisable over a period of one to five years, in ratable installments or otherwise, such period and method to be determined by the Committee. Subject to the first sentence of this Section 6(c), the Committee may accelerate the exercisability of any option or portion thereof at any time. An option may be exercised either for the total number of shares stated in the grant, or from time to time, for less than the total number, in multiples of 100 shares; provided, however, if an option holder makes a “hardship withdrawal” pursuant to Section 6.04 of the UST Inc. Employees’ Savings Plan, such holder’s right of exercise shall be suspended during the 12-month period beginning on the date of such withdrawal, except that this proviso shall not apply if for any reason such suspension is not required under Section 401(k) of the Code or any final regulations issued thereunder.

      (d)  Each exercise of an option, in whole or in part, shall be effected by a notice in writing to the Company, accompanied by one of the following:

(i)	by payment in cash of the full option price of the shares purchased;

(ii)	if authorized by the Committee, by tendering to the Company, in whole or in part, in lieu of cash, shares of Common Stock owned by such purchaser, accompanied by the certificates therefor registered in the name of such purchaser and properly endorsed for transfer, having a Fair Market Value equal to the cash exercise price applicable to the portion of such option being so exercised; or

(iii)	if the purchaser is an employee of the Company or a Subsidiary or an affiliate thereof at the time of purchase, by payment in cash of at least $1.00 per share, with the remainder of the option price being borrowed from the Company as described below. In such case the Company, unless otherwise determined by the Committee, will lend to such purchaser an amount up to the excess of the full option price of the shares purchased over such down payment, but not more than the excess of such price over the par value of such shares,

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such loan to be evidenced by the purchaser’s delivery to the Company of his unconditional promissory note to pay the amount of the loan within ten years, in such manner as is determined by the Committee. Any such note shall be dated the date of the notice of exercise of the option, shall provide for the payment of equal in-stallments of principal through appropriate payroll deductions or on an annual, semiannual or quarterly basis, as selected by the purchaser, shall provide for the quarterly payment of interest on such indebtedness at the applicable federal rate in effect under Section 1274(d) of the Code on the date on which the loan was made, compounded semiannu-ally (or the equivalent thereof), or if no such rate is in effect, 8% or such other rate as the Committee may determine is necessary to comply with the requirements of applicable law, and shall be in such form and contain such other provisions as the Committee may determine from time to time.

If the employment of the purchaser is terminated by reason of his death or “disability,” as defined in the Company’s Long-Term Disability Plan or, if such plan is not applicable, as defined by the State or federal disability program which applies to the purchaser (“Disability”), or upon his “retirement” from the Company, as defined in any employee retirement plan of the Company in which the purchaser participates (“Retirement”), or if the Committee otherwise consents, any unpaid balance of such indebtedness shall become due and payable on the earlier to occur of (A) five years after the date of such termination, or (B) ten years after the date of purchase, unless otherwise determined by the Committee. If the employment of the purchaser is terminated for any other reason, any unpaid balance of such indebtedness shall become due and payable three months from the date of such termination, unless otherwise determined by the Committee.

In connection with any such loan, the purchaser shall deposit with and pledge to the Company the certificate or certificates evidencing all of the shares so purchased, to be held by the Company as collateral security for such loan. Cash dividends paid on shares held by the Company as security shall be paid to the purchaser. Voting rights and other stockholders’ rights with respect to all shares shall vest in the purchaser although the shares are held by the Company as security. Upon default in the payment of principal or interest on a loan provided for in this subparagraph (iii), the Company, to the extent then permitted by law and without demand or notice to the debtor, may sell any pledged shares through the facilities of the New York Stock Exchange (or other Exchange upon which the Company’s shares may then be listed) for the benefit of the debtor and apply the net proceeds of such sale to the then unpaid principal and interest on such loan, and any remainder of such proceeds shall be paid to the debtor.

      (e)  Termination of Employment.

(i)	Death, Disability and Retirement. If the employment of an Optionee is terminated by reason of his death or Disability, or upon his Retirement, or for any other reason if the Committee so determines, all outstanding options then held by such Optionee that have not theretofore become exercisable according to their terms (“Unexercisable Options”) shall become exercisable as of the date of such termination of employment.

(ii)	Cause. With respect to any option, if (A) the employment of the Optionee is terminated for Cause (as defined in paragraph (iv) of this Section 6(e)), or (B) after the Optionee’s termination of employment with the Company other than for Cause, the Company discov-

4

ers the occurrence of an act or failure to act by the Optionee that would have enabled the Company to terminate the Optionee’s employment for Cause had the Company known of such act or failure to act at the time of its occurrence, or (C) subsequent to his termination of employment, the Optionee commits a Competitive Act (as defined in clause (iv) (A) of this Section 6(e)) and, in each case, if the act constituting Cause is a Competitive Act or Willful Misconduct (as defined in clause (iv) (C) of this Section 6(e)), such Act is discovered by the Company within three years of its occurrence, then, unless otherwise determined by the Committee,

(x)	any and all outstanding options held by such Optionee as of the date of such termination or discovery shall terminate and be forfeited;

(y)	if the act constituting Cause is a Competitive Act or Willful Misconduct, the Optionee (or, in the event of the Optionee’s death following the commission of such act, his beneficiaries or estate) shall (1) sell back to the Company all shares that are held, as of the date of such termination or discovery, by the Optionee (or, if applicable, his beneficiaries or estate) and that were acquired upon exercise of the option on or after the date which is 180 days prior to the Optionee’s termination of employment (the “Acquired Shares”), for a per share price equal to the per share exercise price of such option, and (2) to the extent such Acquired Shares have previously been sold or otherwise disposed of by the Optionee (other than by reason of death) or, if applicable, by his beneficiaries or estate, repay to the Company the excess of the aggregate Fair Market Value of such Acquired Shares on the date of such sale or disposition over the aggregate exercise price of such Acquired Shares.

For purposes of clause (ii)(y)(2) of this Section 6(e), (A) the amount of the repayment described therein shall not be affected by whether the Optionee or, if applicable, his beneficiaries or estate actually received such Fair Market Value with respect to such sale or other disposition, and (B)  repayment may, without limitation, be effected, at the discretion of the Company, by means of offset against any amount owed by the Company to the Optionee or, if applicable, his beneficiaries or estate.

(iii)	If the employment of an Optionee is terminated for any other reason and if the Committee does not determine otherwise, all Unexercisable Options held by such Optionee shall be forfeited and shall lapse.

(iv)	For purposes of this Section 6(e), “Cause” shall mean (A) prior to the expiration of an Employee and Secrecy Agreement or any agreement containing noncompetition provisions between the Optionee and the Company, the violation of either such agreement (“Competitive Act”); (B) the willful and continued failure by the Optionee to substantially perform his job duties (other than any such failure resulting from the Optionee’s incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Optionee has not substantially performed his duties; or (C) the willful engaging by the Optionee in misconduct that is materially injurious to the Company, monetarily or otherwise (“Willful Misconduct”).

      (f)  No optioned shares shall be issued or transferred to an Optionee until purchased as provided in paragraph (d) above, and an Optionee shall have none of the rights of a stockholder

5

with respect to such optioned shares until the certificates therefor are registered in the name of such Optionee upon exercise of the option.

7.  Effect of Certain Changes.

      (a)  If, while unexercised options remain outstanding under this Plan, a Change in Control occurs (as defined below), then each outstanding option that has not theretofore become exercisable according to its terms shall immediately become 100% vested and fully exercisable.

      (b)  Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) or other Change in Control described in Section 7(c)(iii) hereof, the Committee shall provide for the cancellation of all options outstanding as of the effective date of such Change in Control and, in exchange therefor, the Company shall make a cash payment under any such option in an amount per share equal to the excess of (x) in the case of a Nonstatutory Stock Option, the Fair Market Value of a share of Common Stock on the date during the prior sixty-day period that produces the highest Fair Market Value, or (y) in the case of an Incentive Stock Option, the Fair Market Value of a share of Common Stock on the effective date of the transaction, over the per share exercise price of such option.

      (c)  For purposes of the Plan, a change in control of the Company (“Change in Control”) shall be deemed to occur upon the occurrence of any of the following events:

(i)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any person who on the date hereof is a director or officer of the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this Section 7(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iii)	the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more then 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

6

8.  Laws and Regulations.

      No shares of Common Stock shall be issued under this Plan unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares to any Employee hereunder on such Employee’s undertaking in writing to comply with such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation. The Company or a Subsidiary shall have the right to deduct from all awards hereunder paid in cash any federal, state or local taxes required by law to be withheld with respect to such cash awards. In the case of Common Stock issued upon exercise of options (whether by the Optionee or a permitted transferee) or in the case of any other applicable tax withholding requirement, the Optionee subject to tax shall be required to pay to the Company or a Subsidiary the amount of any such taxes which the Company or a Subsidiary is required to withhold with respect to such stock. The provisions of this Plan shall be interpreted so as to comply with the conditions and requirements of Rule 16b-3, and, if the option is an Incentive Stock Option, with sections 422 and 425 of the Code, unless the Committee determines otherwise.

9.  Other Terms and Conditions.

      Options may contain such other terms, conditions or provisions, which shall not be inconsistent with this Plan, as the Committee shall deem appropriate.

10.  Amendment or Termination of the Plan.

      The Board may at any time, and from time to time, terminate, modify, amend or interpret the Plan in any respect; provided, however, that unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders.

      The termination or any modification or amendment of the Plan shall not, without the consent of an Optionee, adversely affect his rights under an option previously granted to him.

11.  Effective Date and Term of the Plan.

      The Effective Date of the Plan shall be May 1, 2001, subject to the approval of stockholders. No option shall be granted pursuant to this Plan later than April 30, 2011, but options theretofore granted may extend beyond that date in accordance with their terms.

7

890-ps-2001

UST

DETACH HERE

PROXY

UST

ANNUAL MEETING OF STOCKHOLDERS — MAY 1, 2001

      The undersigned hereby appoints DEBRA A. BAKER and RICHARD H. VERHEIJ, or either of them, with full power of substitution, attorneys and proxies to vote all shares of Common Stock of UST Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Cole Auditorium at the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 1st day of May 2001, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

      This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

[VOTE BY TELEPHONE]	[VOTE BY INTERNET]

It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-779-8683	It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:	Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-779-8683. Stockholders residing outside the United States can call collect on a touch-tone phone 1-201-536-8073.	2. Go to the Website http://www.eproxyvote.com/ust

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.	3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions and be prepared to furnish the social security/ tax payer I.D. number linked to your account.	4. Follow the instructions provided and be prepared to furnish the social security/tax payer I.D. number linked to your account.

YOUR VOTE IS IMPORTANT! Call 1-877-779-8683 anytime!	YOUR VOTE IS IMPORTANT! Go to http://www.eproxyvote.com/ust anytime!

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

DETACH HERE

[X]	Please mark votes as in this example.

If no direction is given, this proxy card will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

The Board of Directors recommends a Vote FOR Proposals 1, 2 and 3.

1. Election of Directors. Nominees:

(01) E.T. Fogarty, (02) L.P. Weicker, Jr.

	[ ]	FOR BOTH NOMINEES	[ ]	WITHHELD FROM BOTH NOMINEES

For one nominee. Vote withheld from the following: [ ]

2. To approve the 2001 Stock Option Plan

	FOR	AGAINST		ABSTAIN

	[ ]	[ ]		[ ]

3. To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 2001

	FOR	AGAINST		ABSTAIN

	[ ]	[ ]		[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSAL 4.

4. Stockholder Proposal

	FOR	AGAINST		ABSTAIN

	[ ]	[ ]		[ ]

And in their discretion, upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      Signature:__________________Date:________Signature:_________________Date:_______

UST

EMPLOYEES’ SAVINGS PLAN

As a participating employee in the UST Inc. Employees’ Savings Plan, YOU ARE ENTITLED TO GIVE AMERICAN EXPRESS TRUST COMPANY, THE TRUSTEE UNDER THE PLAN, VOTING INSTRUCTIONS on the instruction card attached below if you wish to vote the shares of the Company’s common stock held on your behalf in the Savings Plan at the Annual Meeting of Stockholders to be held on May 1, 2001. If you do not elect to vote, the shares reflected on this Instruction Card will be voted by the Trustee in the same proportion as shares as to which voting instructions have been received. Your instructions to the Trustee will be confidential. A Notice of the 2001 Annual Meeting and Proxy Statement and a 2000 Annual Report are enclosed.

Please complete, sign and date the instruction card below and return it in the envelope provided as soon as possible. Please be sure to complete, sign, date and return any other proxy cards that you receive in the separate envelopes provided.

DETACH HERE

UST

ANNUAL MEETING OF STOCKHOLDERS — MAY 1, 2001
EMPLOYEES’ SAVINGS PLAN

      The undersigned hereby directs American Express Trust Company as Trustee of the UST Inc. Employees’ Savings Plan to vote in person or by proxy all shares of Common Stock of UST Inc. allocated to the undersigned’s account at the Annual Meeting of Stockholders to be held at Cole Auditorium at the Greenwich Library, 101 West Putnam Avenue, Greenwich, Connecticut, on Tuesday, the 1st day of May 2001, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

      THIS INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE ON YOUR SIGNED INSTRUCTION CARD, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

VOTE BY TELEPHONE	VOTE BY INTERNET

Its fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-779-8683	Its fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:	Follow these four easy steps:
1. Read the accompanying Proxy Statement and Instruction Card.	1. Read the accompanying Proxy Statement and Instruction Card.

2. Call the toll-free number 1-877-779-8683. Stockholders residing outside the United States can call collect on a touch-tone phone 1-201-536-8073.	2. Go to the Website http://www.eproxyvote.com/ust

3. Enter your 14-digit Voter Control Number located on your Instruction Card above your name.	3. Enter your 14-digit Voter Control Number located on your Instruction Card above your name.

4. Follow the recorded instructions and be prepared to furnish the social security/tax payer I.D. number linked to your account.	4. Follow the instructions provided and be prepared to furnish the social security/tax payer I.D. number linked to your account.

YOUR VOTE IS IMPORTANT! Call 1-877-779-8683 anytime!	YOUR VOTE IS IMPORTANT! Go to http://www.eproxyvote.com/ust anytime!

DO NOT RETURN YOUR INSTRUCTION CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

DETACH HERE

[X]	Please mark votes as in this example.

      If no direction is given, this instruction card will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

					FOR	AGAINST	ABSTAIN
1. Election of Directors. Nominees: (01) E. T. Fogarty, (02) L.P. Weiker, Jr.				2. To approve the 2001 Stock Option Plan.	[ ]	[ ]	[ ]
[ ]	FOR BOTH NOMINEES	[ ]	WITHHELD FROM BOTH NOMINEES
					FOR	AGAINST	ABSTAIN
For one nominee. Vote withheld from the following: [ ]				3. To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 2001.	[ ]	[ ]	[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSAL 4.

					FOR	AGAINST	ABSTAIN
				4. Stockholder Proposal.	[ ]	[ ]	[ ]

And in their discretion, upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	[ ]

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated.

Signature:	Date: